MORGAN STANLEY
                                 SPECTRUM SERIES






        March 2003
        Monthly Report






This Monthly Report supplements the Spectrum Funds' Prospectus dated April 28, 2003.






                                                          Issued: April 30, 2003






[Logo] Morgan Stanley

MORGAN STANLEY SPECTRUM SERIES
------------------------------------------------------------------------------------------------------------------------------------
HISTORICAL FUND PERFORMANCE
------------------------------------------------------------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded.
Also provided is the inception-to-date return and the annualized return since inception for each Fund. PAST PERFORMANCE IS NOT
NECESSARILY INDICATIVE OF FUTURE RESULTS.

                                                                                                                INCEPTION-
                                                                                                                 TO-DATE  ANNUALIZED
                     1991   1992    1993   1994   1995   1996   1997   1998    1999   2000   2001   2002   2003  RETURN    RETURN
FUND                   %      %       %      %      %      %      %      %       %      %      %      %      %      %         %
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
  Currency ...        --     --      --     --     --     --     --     --      --    11.7   11.1   12.2    3.9    44.8     14.4
                                                                                    (6 mos.)             (3 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
  Global
  Balanced ...        --     --      --    (1.7)  22.8   (3.6)  18.2   16.4     0.7    0.9   (0.3) (10.1)   0.3    46.2      4.6
                                          (2 mos.)                                                        (3 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
  Select .....       31.2  (14.4)   41.6   (5.1)  23.6    5.3    6.2   14.2    (7.6)   7.1    1.7   15.4   (0.8)  174.3      9.0
                   (5 mos.)                                                                               (3 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
  Strategic ..        --     --      --     0.1   10.5   (3.5)   0.4    7.8    37.2  (33.1)  (0.6)   9.4    6.5    22.9      2.5
                                         (2 mos.)                                                        (3 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
  Technical ..        --     --      --    (2.2)  17.6   18.3    7.5   10.2    (7.5)   7.8   (7.2)  23.3    9.2   101.0      8.7
                                          (2 mos.)                                                        (3 mos.)
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

 825 Third Avenue, 9th Floor
 New York, NY 10022
 Telephone (212) 310-6444

 MORGAN STANLEY SPECTRUM SERIES
 MONTHLY REPORT
 MARCH 2003

Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of March 31, 2003 was as follows:

FUND                         N.A.V.         % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency           $14.48                -1.96%
--------------------------------------------------------------------------------
Spectrum Global Balanced    $14.62                -2.61%
--------------------------------------------------------------------------------
Spectrum Select             $27.43                -9.00%
--------------------------------------------------------------------------------
Spectrum Strategic          $12.29                -4.27%
--------------------------------------------------------------------------------
Spectrum Technical          $20.10                -9.20%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   Limited partners are advised of the following changes to the Board of Directors of Demeter Management Corporation (the "General Partner"), effective March 31, 2003:

   Mr. Anthony J. DeLuca resigned the position of Director of the General
Partner.

   Mr. Edward C. Oelsner resigned the position of Director of the General
Partner.

   Mr. Joseph G. Siniscalchi resigned the position of Director of the General Partner.

   Mr. Douglas J. Ketterer, age 37, was named a Director of the General Partner, pending his registration with the National Futures Association as a principal of the General Partner. Mr. Ketterer is a Managing Director and head of the Strategic Solutions Group, which is comprised of the Global Product Development Group, Financial Planning, Mutual Fund Advisory Group, Retirement Planning, Education Strategies, Gifting Strategies, External Mutual Funds and the Global Portfolio Analysis and Research Department. Mr. Ketterer joined the firm in 1990 in the Corporate Finance Division as a part of the Retail Products Group. He later moved to the origination side of Investment Banking, and then, after the merger between Morgan Stanley and Dean Witter, served in the Product Development Group at Morgan Stanley Dean Witter Advisors (now known as Morgan Stanley Funds). From the summer of 2000 to the summer of 2002, Mr. Ketterer served as the Chief Administrative Officer for Morgan

Stanley Investment Management, where he headed the Strategic Planning & Administrative Group. Mr. Ketterer received his M.B.A. from New York University's Leonard N. Stern School of Business and his B.S. in Finance from the University at Albany's School of Business.

   Mr. Jeffrey S. Swartz, age 36, was named a Director of the General Partner, pending his registration with the National Futures Association as a principal of the General Partner. Mr. Swartz is a Managing Director and Chief Operating Officer of Investor Advisory Services ("IAS"). Mr. Swartz began his career with Morgan Stanley in 1990, working as a Financial Advisor in Boston. He was appointed Sales Manager of the Boston office in 1994, and served in that role for two years. In 1996, he was named Branch Manager of the Cincinnati office. In 1999, Mr. Swartz was named Associate Director of the Midwest Region, which consisted of 10 states and approximately 90 offices. Mr. Swartz served in this capacity until October of 2001, when he was named Director of IAS Strategy and relocated to IAS headquarters in New York. In December of 2002, Mr. Swartz was promoted to Managing Director and Chief Operating Officer of IAS. Mr. Swartz received his degree in Business Administration from the University of New Hampshire.

   Mr. Jeffrey D. Hahn, Chief Financial Officer of the General Partner, was named a Director of the General Partner. Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 825 Third Avenue, 9th Floor, New York, NY 10022 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.

Sincerely,

/s/ Jeffrey A. Rothman

Jeffrey A. Rothman
President
Demeter Management Corporation
General Partner

--------------------------------------------------------------------------------
SPECTRUM CURRENCY
--------------------------------------------------------------------------------

[The following table represents a bar chart in the printed piece.]

                                  Month ended         YTD ended
                                 March 31, 2003    March 31, 2003
                                 --------------    --------------
Australian dollar                     0.04              1.93
British pound                        -0.62             -0.25
Euro                                  0.33              5.21
Japanese yen                         -0.88             -2.26
Swiss franc                          -0.63              0.15
Minor currencies                      0.27              1.66

Note: Reflects trading results only and does not include fees or interest income. Minor currencies may include, but are not limited to, the South African rand, Thai baht, Greek drachma, Singapore dollar, Mexican peso, New Zealand dollar and Norwegian krone.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses were recorded from positions in the Japanese yen versus the U.S. dollar as the value of the yen initially reversed lower and then moved without consistent direction in response to changing perceptions regarding the progress of military action against Iraq.

> Losses were recorded from long positions in the Swiss franc versus the U.S. dollar as the value of the dollar strengthened amid reports of early Coalition victories.

> Additional losses were recorded later in the month from short positions in the British pound relative to the U.S. dollar as the value of the dollar retreated amid renewed fears of an extended military conflict with Iraq.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains were recorded from long positions in the South African rand versus the U.S. dollar as the value of the rand strengthened to a 22-month high versus the dollar amid higher commodity prices and continued instability in the Persian Gulf region.

> Long positions in the euro versus the U.S. dollar experienced gains early in the month as the value of the euro strengthened amid renewed fears of an extended military conflict in Iraq.

--------------------------------------------------------------------------------
SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

[The following table represents a bar chart in the printed piece.]

                                  Month ended         YTD ended
                                 March 31, 2003    March 31, 2003
                                 --------------    --------------
Currencies                           -0.53              0.66
Interest Rates                       -0.36              2.76
Stock Indices                        -0.71             -3.06
Energies                             -0.39              1.51
Metals                               -0.13              0.07
Agriculturals                        -0.13             -0.39

Note: Reflects trading results only and does not include fees or interest income.


FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the global stock index markets, losses were recorded from long positions in European, U.S., and Japanese stock index futures as prices declined amid renewed fears of an extended military conflict in Iraq.

> In the currency markets, losses were recorded from long positions in the Japanese yen and Singapore dollar versus the U.S. dollar as the value of these currencies reversed lower in response to the initial perception that the conflict in Iraq would be of relatively short duration.

> In the energy markets, losses resulted from long positions in natural gas futures as prices retreated from previous highs amid forecasts for milder weather throughout the northeastern U.S.

> In the global interest rate markets, long positions in U.S., Australian, and European interest rate futures experienced losses as prices reversed sharply lower amid reports of advancing Coalition forces in the Persian Gulf region.

--------------------------------------------------------------------------------
SPECTRUM SELECT
--------------------------------------------------------------------------------

[The following table represents a bar chart in the printed piece.]

                                  Month ended         YTD ended
                                 March 31, 2003    March 31, 2003
                                 --------------    --------------
Currencies                           -1.66              1.41
Interest Rates                       -2.46             -0.61
Stock Indices                          0.4             -0.92
Energies                             -2.93              3.59
Metals                               -1.03             -0.66
Agriculturals                        -0.51             -0.65

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the energy markets, long positions in crude oil futures resulted in losses as prices reversed sharply lower in anticipation of a swift military victory by Coalition forces against Iraq. Additional losses resulted from long positions in natural gas futures as prices retreated from previous highs amid forecasts for milder weather throughout the northeastern U.S.

> In the global interest rate markets, long positions in European and U.S. interest rate futures experienced losses as prices reversed sharply lower amid reports of advancing Coalition forces in the Persian Gulf region.

> In the currency markets, long positions in the Swiss franc and Japanese yen versus the U.S. dollar experienced losses as the value of these currencies reversed lower in response to the initial perception that the conflict in Iraq would be of relatively short duration. Additional losses were experienced from newly established short positions in the yen as its value recovered versus the dollar late in the month.

> In the metals markets, losses stemmed from long positions in aluminum and copper futures as prices fell amid muted industrial demand.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the global stock index markets, gains were recorded from short positions in European stock index futures as prices declined amid renewed fears of an extended military conflict in Iraq.

--------------------------------------------------------------------------------
SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

                                  Month ended         YTD ended
                                 March 31, 2003    March 31, 2003
                                 --------------    --------------
Currencies                            0.31              2.94
Interest Rates                       -1.41              1.59
Stock Indices                         0.05              0.23
Energies                             -0.51              1.66
Metals                                -1.5             -0.06
Agriculturals                        -0.48              3.57

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the metals markets, losses were experienced from long positions in gold futures as prices declined amid renewed strength in the value of the U.S. dollar and a moderate rebound in global equity prices. Additional losses stemmed from long positions in copper and zinc futures as prices fell amid muted industrial demand.

> In the global interest rate markets, long positions in Australian, U.S. and European interest rate futures experienced losses as prices reversed sharply lower amid reports of advancing Coalition forces in the Persian Gulf region.

> In the energy markets, losses resulted from long positions in unleaded gas and crude oil futures as prices reversed sharply lower in anticipation of a swift military victory by Coalition forces against Iraq. Additional losses were recorded from long positions in natural gas futures as prices retreated from previous highs amid forecasts for milder weather throughout the northeastern U.S.

> In the agricultural markets, long positions in cocoa futures suffered losses as prices moved lower amid speculative selling.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the currency markets, long positions in the euro versus the U.S. dollar experienced gains early in the month as the value of the euro strengthened amid renewed fears of an extended military conflict in Iraq.

-------------------------------------------------------------
 SPECTRUM TECHNICAL

                                  Month ended         YTD ended
                                 March 31, 2003    March 31, 2003
                                 --------------    --------------
Currencies                           -1.22              5.08
Interest Rates                       -1.57                 4
Stock Indices                         0.29              1.49
Energies                                -4              4.16
Metals                               -1.28             -0.47
Agriculturals                        -0.72             -0.41

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the energy markets, losses were recorded from long positions in natural gas futures as prices retreated from previous highs amid forecasts for milder weather throughout the northeastern U.S. Additional losses were recorded from long positions in crude oil futures as prices reversed sharply lower in anticipation of a swift military victory by Coalition forces against Iraq.

> In the global interest rate markets, long positions in European and U.S. interest rate futures experienced losses as prices reversed sharply lower amid reports of advancing Coalition forces in the Persian Gulf region.

> In the metals markets, losses stemmed from long positions in aluminum, copper, and nickel futures as prices fell amid muted industrial demand.

> In the currency markets, long positions in the Swiss franc and Japanese yen versus the U.S. dollar experienced losses as the value of these currencies reversed lower in response to the initial perception that the conflict in Iraq would be of relatively short duration. Additional losses were experienced from newly established short positions in the yen as its value recovered versus the dollar late in the month.

> In the agricultural markets, long positions in sugar futures incurred losses as prices reversed lower amid speculative selling.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the global stock indices, gains were recorded from short positions in Japanese stock index futures as prices declined amid renewed fears of an extended military conflict in Iraq.

MORGAN STANLEY SPECTRUM SERIES
------------------------------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
------------------------------------------------------------------------------------------------------

FOR THE MONTH ENDED MARCH 31, 2003 (UNAUDITED)

                                       MORGAN STANLEY                        MORGAN STANLEY
                                      SPECTRUM CURRENCY                  SPECTRUM GLOBAL BALANCED
                                  --------------------------------    --------------------------------
                                                   PERCENTAGE OF                       PERCENTAGE OF
                                                   MARCH 1, 2003                       MARCH 1, 2003
                                                     BEGINNING                           BEGINNING
                                      AMOUNT       NET ASSET VALUE        AMOUNT       NET ASSET VALUE
                                  -------------    ---------------     ------------    ---------------
                                        $                %                  $                %
REVENUES
Trading profit (loss):
   Realized                         13,181,207          11.70            (425,086)           (.84)
   Net change in unrealized        (14,847,044)        (13.18)           (695,406)          (1.38)
                                   -----------         ------          ----------           -----
     Total Trading Results          (1,665,837)         (1.48)         (1,120,492)          (2.22)
Interest income (Note 2)                81,502            .07              51,303             .10
                                   -----------         ------          ----------           -----
     Total Revenues                 (1,584,335)         (1.41)         (1,069,189)          (2.12)
                                   -----------         ------          ----------           -----

EXPENSES
Brokerage fees (Note 2)                431,820            .38             192,987             .38
Management fees (Note 3)               187,748            .17              52,442             .11
                                   -----------         ------          ----------           -----
     Total Expenses                    619,568            .55             245,429             .49
                                   -----------         ------          ----------           -----

NET LOSS                            (2,203,903)         (1.96)         (1,314,618)          (2.61)
                                   ===========         ======          ==========           =====


MORGAN STANLEY SPECTRUM SERIES
---------------------------------------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
---------------------------------------------------------------------------------------------------------------
FOR THE MONTH ENDED MARCH 31, 2003 (UNAUDITED)

                                       MORGAN STANLEY                               MORGAN STANLEY
                                      SPECTRUM CURRENCY                         SPECTRUM GLOBAL BALANCED
                            --------------------------------------        -------------------------------------
                                                             PER                                          PER
                                UNITS           AMOUNT       UNIT              UNITS          AMOUNT      UNIT
                            --------------   ------------   ------        --------------   -----------   ------
                                                   $           $                                $           $
Net Asset Value,
  March 1, 2003              7,625,674.521    112,648,619    14.77         3,353,926.440    50,344,796    15.01
Net Loss                                --     (2,203,903)    (.29)                   --    (1,314,618)    (.39)
Redemptions                   (194,317.945)    (2,813,724)   14.48          (105,958.312)   (1,549,111)   14.62
Subscriptions                  538,329.617      7,795,011    14.48            63,938.272       934,778    14.62
                            --------------   ------------                 --------------   -----------
Net Asset Value,
  March 31, 2003             7,969,686.193    115,426,003    14.48         3,311,906.400    48,415,845    14.62
                            ==============   ============                 ==============   ===========


The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
------------------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------
FOR THE MONTH ENDED MARCH 31, 2003 (UNAUDITED)

                                         MORGAN STANLEY                      MORGAN STANLEY                   MORGAN STANLEY
                                         SPECTRUM SELECT                   SPECTRUM STRATEGIC               SPECTRUM TECHNICAL
                                   -----------------------------       -----------------------------   ---------------------------
                                                  PERCENTAGE OF                       PERCENTAGE OF                 PERCENTAGE OF
                                                  MARCH 1, 2003                       MARCH 1, 2003                 MARCH 1, 2003
                                                    BEGINNING                           BEGINNING                     BEGINNING
                                    AMOUNT       NET ASSET VALUE        AMOUNT       NET ASSET VALUE    AMOUNT     NET ASSET VALUE
                                   --------      ---------------       --------      ---------------   --------    ---------------
                                       $                %                 $                 %              $              %

REVENUES
Trading profit (loss):
   Realized                        9,059,375           2.69           1,825,281            2.11       45,452,829        10.84
   Net change in unrealized      (36,784,038)        (10.90)         (4,845,061)          (5.60)     (80,902,362)      (19.30)
                                 -----------         ------          ----------           -----      -----------       ------
     Total Trading Results       (27,724,663)         (8.21)         (3,019,780)          (3.49)     (35,449,533)       (8.46)
Interest income (Note 2)             255,548            .08              68,405             .08          311,035          .07
                                 -----------         ------          ----------           -----      -----------       ------
     Total Revenues              (27,469,115)         (8.13)         (2,951,375)          (3.41)     (35,138,498)       (8.39)
                                 -----------         ------          ----------           -----      -----------       ------

EXPENSES
Brokerage fees (Note 2)            2,038,473            .60             522,656             .60        2,532,538          .60
Management fees (Note 3)             843,506            .27             216,273             .26          897,857          .21
                                 -----------         ------          ----------           -----      -----------       ------
     Total Expenses                2,881,979            .87             738,929             .86        3,430,395          .81
                                 -----------         ------          ----------           -----      -----------       ------

NET LOSS                         (30,351,094)         (9.00)         (3,690,304)          (4.27)     (38,568,893)       (9.20)
                                 ===========         ======          ==========           =====      ===========       ======



MORGAN STANLEY SPECTRUM SERIES
------------------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
------------------------------------------------------------------------------------------------------------------------------------
FOR THE MONTH ENDED MARCH 31, 2003 (UNAUDITED)

                                MORGAN STANLEY                      MORGAN STANLEY                        MORGAN STANLEY
                               SPECTRUM SELECT                     SPECTRUM STRATEGIC                   SPECTRUM TECHNICAL
                    ------------------------------------   ----------------------------------   -----------------------------------
                                                    PER                                 PER                                   PER
                         UNITS          AMOUNT      UNIT       UNITS         AMOUNT     UNIT         UNITS          AMOUNT    UNIT
                    --------------   -----------   -----   -------------   ----------   -----   --------------   -----------  -----
                                           $         $                          $         $                           $         $
Net Asset Value,
  March 1, 2003     11,193,577.341   337,402,249   30.14   6,736,540.396   86,508,612   12.84   18,939,110.846   419,178,727  22.13
Net Loss                        --   (30,351,094)  (2.71)             --   (3,690,304)   (.55)              --   (38,568,893) (2.03)
Redemptions           (122,537.753)   (3,361,211)  27.43    (125,482.917)  (1,542,185)  12.29     (273,507.257)   (5,497,496) 20.10
Subscriptions          496,979.443    13,632,149   27.43     238,385.611    2,929,759   12.29      800,580.665    16,091,676  20.10
                    --------------   -----------           -------------   ----------           --------------   -----------
Net Asset Value,
  March 31, 2003    11,568,019.031   317,322,093   27.43   6,849,443.090   84,205,882   12.29   19,466,184.254   391,204,014  20.10


The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(UNAUDITED)

--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic") and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership" or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").

   The Partnerships' general partner is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Demeter, Morgan Stanley DW, MS & Co. and MSIL are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the Limited Partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures interests are open commitments until settlement date. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized profits (losses) on open contracts from one period to the next in the statements of operations. Monthly, Morgan Stanley DW pays each Partnership interest income based upon 80% of the month's average daily "Net Assets" (as defined in the limited partnership agreements) for the month in the case of Spectrum Currency,

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

Spectrum Select, Spectrum Strategic and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on futures interests.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage fees for Spectrum Select, Spectrum Strategic and Spectrum Technical are accrued at a flat monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage commissions, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of the month. No selling commissions or charges related to the continuing offering of Units are paid by the Limited Partners or the Partnerships. Morgan Stanley DW pays all such costs.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

REDEMPTIONS. Limited Partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person becomes a Limited Partner, upon five business days advance notice by redemption form to Demeter. Thereafter, Units redeemed on or prior to the last day of the twelfth month after such Units were purchased will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month after which such Units were purchased will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twenty-fourth month after which such Units were purchased will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW. Redemptions must be made in whole Units, in a minimum amount of 50 Units, unless a Limited Partner is redeeming his entire interest in a Partnership.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a Limited Partner in any of the Partnerships, and at the end of each month thereafter, Limited Partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

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2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co. and MSIL

MORGAN STANLEY SPECTRUM SERIES
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NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

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3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc. ("JWH")
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc.
  Northfield Trading L.P.
  Rabar Market Research, Inc.
  Sunrise Capital Management, Inc.

Morgan Stanley Spectrum Strategic L.P.
  Allied Irish Capital Management, Ltd.
  Blenheim Capital Management, L.L.C.
  Eclipse Capital Management, Inc.

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc.

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to each trading advisor on the first day of each month (a 3% annual rate).

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated to each trading advisor on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH on the first day of each month, 1/12 of 3% per month of Net Assets allocated to Campbell on the first day of each month and 1/12 of 3% per month of Net Assets allocated to Chesapeake on the first day of each month (annual rates of 2%, 3% and 3% respectively).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each month.

   Spectrum Global Balanced, Spectrum Select and Spectrum Strategic each pay a monthly incentive fee equal to 15% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell and JWH as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

                         Demeter Management Corporation
                         825 Third Avenue, 9th Floor
                         New York, NY 10022




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